Exhibit 99.1

Cell Therapeutics, Inc.

Making cancer more treatable

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.272.4010

CELL THERAPEUTICS EXERCISES ITS OPTION TO SELL

INTEREST IN ZEVALIN JOINT VENTURE TO

SPECTRUM PHARMACEUTICALS FOR $18 MILLION

CTI to focus on Pixantrone and OPAXIO Approval and Commercialization

February 20, 2009 Seattle—Cell Therapeutics, Inc. (CTI) (NASDAQ and MTA: CTIC) announced today that it exercised its option to sell its 50% ownership interest in the Zevalin joint venture to Spectrum Pharmaceuticals, Inc. (Spectrum) for $18 million. CTI and Spectrum established a joint venture in December 2008 to develop and commercialize Zevalin. At that time CTI contributed all of the Zevalin related assets to the joint venture and sold to Spectrum a 50% membership interest in the joint venture for $15 million, plus certain milestone payments.

The Company will focus its resources on the approval of pixantrone for relapsed aggressive non-Hodgkin’s lymphoma (NHL) and OPAXIO for non-small cell lung and ovarian cancer. CTI estimates that as a result of the sale of the Zevalin interest it will reduce expenses by approximately $15 million annually from activities previously associated with Zevalin while providing CTI with non-dilutive source of operating capital.

“CTI continues to believe in the value of Zevalin as a commercially attractive product and effective form of cancer therapy; however, with the impressive clinical trial results for pixantrone and given the company’s need for operating capital, we are compelled to exercise our option and focus our resources on pixantrone,” noted James Bianco, MD, CEO of CTI. “CTI has been proud to have provided Zevalin to patients since we acquired it in December, 2007 and having the foresight to bring the first line consolidation for indolent NHL data to the FDA for potential label expansion in the front line consolidation setting. With the progress we made in removing many of the barriers that prevent its more widespread use, we are confident Spectrum will be able to ultimately make Zevalin a commercially attractive product.”

At the closing of the sale of CTI’s 50% membership interest in the joint venture to Spectrum, CTI will receive $6 million, with the remainder of the $18 million to be paid within 90 days following such closing. The closing of the sale option transaction is contingent upon the satisfaction of certain closing conditions, including the delivery of a legal opinion from counsel to CTI, as specified in the operating agreement for the Zevalin joint venture. CTI believes that it will be in a position to promptly satisfy all of the closing conditions.

About Zevalin®

Zevalin® (Ibritumomab Tiuxetan) is a form of cancer therapy called radioimmunotherapy and is indicated as part of the Zevalin therapeutic regimen for treatment of relapsed or refractory, low-grade or follicular B-cell non-Hodgkin’s lymphoma, including patients with rituximab refractory follicular NHL. Zevalin is also indicated, under accelerated approval, for the treatment of relapsed or refractory, rituximab-naïve, low-grade and follicular NHL based on studies using a surrogate endpoint of overall response rate. It was approved by the FDA in February of 2002 as the first radioimmunotherapeutic agent for the treatment of NHL.

Rare deaths associated with an infusion reaction symptom complex have occurred within 24 hours of rituximab (Rituxan®) infusions. Yttrium-90 Zevalin administration results in severe and prolonged cytopenias in most patients. Severe cutaneous and mucocutaneous reactions have been reported. The most serious adverse reactions of the Zevalin therapeutic regimen were primarily hematologic, including neutropenia, thrombocytopenia and anemia. Infusion-related toxicities were associated with pre-administration of rituximab. The risk of hematologic toxicity correlated with the degree of bone marrow involvement prior to Zevalin therapy. Myelodysplasia or acute myelogenous leukemia was observed in 2 percent of patients (8 to 34 months after treatment). Zevalin should only be used by health care professionals qualified by training and experience in the safe use of radionuclides.

Patients and healthcare professionals can visit www.zevalin.com for more information.

About Non-Hodgkin’s Lymphoma

Non-Hodgkin’s lymphoma (NHL) is caused by the abnormal proliferation of white blood cells and normally spreads through the lymphatic system, a system of vessels that drains fluid from the body. NHL can be broadly classified into two main forms – aggressive NHL, a rapidly spreading acute form of the disease, and indolent NHL, which progresses more slowly. According to the National Cancer Institute’s SEER database there were nearly 400,000 people in the U.S. with NHL in 2004. The American Cancer Society estimates that in the United States 66,120 people are expected to be diagnosed with NHL in 2008. Additionally, approximately 19,160 are expected to die from this disease in 2008.

About Cell Therapeutics, Inc.

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.celltherapeutics.com.

This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results. Specifically, the risks and uncertainties that could affect the development of Zevalin include risks associated with preclinical and clinical developments in the biopharmaceutical industry in general and with Zevalin in particular including, without limitation, the potential for Zevalin FIT data to be acceptable to the FDA for this expanded indication or any other indication, the determinations by regulatory, patent and administrative governmental authorities, competitive factors, technological developments, and costs of developing, producing and selling Zevalin. There is also a risk that even if label expansion of Zevalin is approved, it may not result in a significant market increase for the drug due to the presence of other treatment options, failure to gain market acceptance and other factors. Additionally, the closing of the sale option and receipt of the purchase price assumes that the company will be able to satisfy all of the closing conditions and that Spectrum fulfills its legal obligations to timely deliver the purchase price. Disposition of our interest in Zevalin may not reduce our expenses to the extent as currently projected. You should also review the risk factors listed or described from time to time in the Company’s filings with the Securities and Exchange Commission including, without limitation, the Company’s most recent filings on Forms 10-K, 8-K, and 10-Q. Except as may be required by law, CTI does not intend to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

###

Media Contact:

Dan Eramian

T: 206.272.4343

C: 206.854.1200

E: media@ctiseattle.com

www.CellTherapeutics.com/press_room

Investors Contact:

Ed Bell

T: 206.272.4345

Lindsey Jesch Logan

T : 206.272.4347

F : 206.272.4434

E: invest@ctiseattle.com

www.CellTherapeutics.com/investors